UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2024

Phunware Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37862	30-1205798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 512 693-4199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, on February 18, 2022, certain stockholders filed a lawsuit against Phunware, Inc. (the "Company" or "Phunware") and certain of our prior and then existing individual officers and directors. The case, captioned Wild Basin Investments, LLC, et al. v. Phunware, Inc., et al., was filed in the Court of Chancery of the State of Delaware (Cause No. 2022-0168-LWW). Plaintiffs allege that they invested in Phunware through various early rounds of financing while the Company was private and that following completion of the business combination transactions resulting in Phunware becoming a public company, Plaintiffs received new shares of Phunware common stock and Phunware warrants that were, but should not have been, subjected to a 180-day “lock up” period. Plaintiffs also allege that Phunware’s stock price dropped significantly during the lock up period and seek damages, costs and professional fees.

On or about October 24, 2024, Plaintiffs, Phunware and individual director and officer defendants entered into a Confidential Settlement Agreement, and on about October 28, 2024, Plaintiffs, Phunware, the individual director and officer defendants and Phunware's insurers entered into a Settlement Agreement and Mutual Release (collectively, the “Settlement Agreements”). The Settlement Agreements collectively provide for, among other things, the settlement and release of the Plaintiffs' claims against the individual director and officer defendants, certain agreements between the Plaintiffs and Phunware, including the Plaintiffs' agreement to stay collection of any judgment obtained by the Plaintiffs against Phunware until the settlement or conclusion of the Company's arbitration proceeding with respect to it's legal proceedings with Wilson Sonsini Goodrich and Rosati, PC ("WSGR"). Further, the Settlement Agreements provide for a payment of $2.8 million from the Company’s insurance carriers to the Plaintiffs, the payment of $0.2 million of insurance proceeds to Phunware and the release of the insurance carriers’ subrogation claims against Phunware recoveries from WSGR or its insurers in the WSGR arbitration proceeding. The Plaintiffs' claims against Phunware in the Wild Basin Litigation remain in effect and the case remains scheduled for bench trial in March 2025.

We intend to vigorously defend Phunware against the remaining claims in this lawsuit and any appeals. We have not recorded a liability related to this matter because any potential loss is not currently probable or possible to reasonably estimate. Additionally, we cannot presently estimate the range of loss, if any, that may result from this lawsuit.

The foregoing summary of the Settlement Agreements does not purport to be complete and is qualified by reference to the full text of the Settlement Agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1	Confidential Settlement Agreement by and between Wild Basin Investments LLC, et al. v. Phunware, Inc. et al.
10.2	Settlement Agreement and Mutual Release by and among all underwriters at Lloyd's, London, Phunware, Inc., and certain individual defendants
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phunware, Inc.

Date:	November 5, 2024	By:	/s/ Stephen Chen
Stephen Chen Interim Chief Executive Officer